Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release

Pebblebrook Hotel Trust Acquires the Hotel Modera in Portland, OR
Bethesda, MD, August 28, 2013 - Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired the Hotel Modera for $47.5 million. The 174-room, urban, boutique, upper upscale, full service hotel is located in downtown Portland, Oregon. The property will be managed by OLS Hotels and Resorts (“OLS”). As a part of this transaction, the Company is assuming a $23.7 million secured, non-recourse loan, with the balance of the purchase price being funded by the Company with available cash.

“We're thrilled to acquire the Hotel Modera in the west coast gateway city of Portland and expand our presence in the highly desirable downtown Portland market,” said Jon Bortz, Chairman and Chief Executive Officer of Pebblebrook Hotel Trust. “This distinctive hotel benefits from its central downtown location, consistently high occupancy levels and strong positive cash flows. The hotel is located within one block of Portland Plaza, five blocks from both the Portland Art Museum and the Tom McCall Waterfront Park, and a half mile from Pebblebrook's Hotel Vintage Plaza Portland. The already healthy operating performance of the property, coupled with a strong rebound in demand fundamentals and the implementation of Pebblebrook's best practice and asset management initiatives, makes the Hotel Modera a great investment opportunity for our company.”

The 174-room Hotel Modera is well-located between 5th Avenue and 6th Avenue on Clay Street, just steps from fine restaurants, art galleries, museums and nightlife venues. The hotel is also proximate to major area tenants, including US Bank, Deloitte, NRC, Wells Fargo, Intel, Nike, Providence Health Systems, Portland State University and other top-tier institutions. Downtown Portland is one of the most successfully integrated downtown districts in the country, with more than 10 million square feet of Class “A” office space, over 3,500 condominium and residential units, accessible parks and outdoor venues, over 800 retail shops, two large urban malls and one of the best multimodal transportation networks in the nation. Portland is also home to the Oregon Convention Center, the largest convention center in the Pacific Northwest, which hosts over 650 events and more than 700,000 visitors annually.

Originally built in 1962, the hotel underwent a comprehensive $13.0 million renovation and repositioning that was completed in 2008. The hotel boasts luxury and comfort, balanced with a chic atmosphere that includes numerous pieces of local art, elegant Italian Carrera marble, black walnut floors and modern architecture. The hotel's guest rooms include iPod docking stations, 32-inch LCD flat screen TVs, pillow-top mattresses and plush microfiber robes. The hotel offers 2,000 square feet of meeting space in three meeting rooms and an additional 600 square feet of space in two private dining rooms. The hotel also features Nel Centro (leased), a modern

Italian restaurant open daily, serving classic Italian cuisine for breakfast, lunch and dinner. In addition, the hotel's inner courtyard projects a tranquil, elegant symmetry that is home to Portland's first “Living Wall,” a fully sustainable 63-by-15 foot living work of art. The hotel also provides a business center and sundry shop, as well as valet parking in the hotel's 72 underground parking spaces.

In 2012, the Hotel Modera operated at 79 percent occupancy, with an average daily rate (“ADR”) of $135, room revenue per available room (“RevPAR”) of $106, earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $3.8 million and net operating income after capital reserves (“NOI) of $3.5 million. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $3.8 to $4.3 million and net operating income after capital reserves (“NOI”) of $3.4 to $3.9 million.

In connection with the acquisition, the Company is assuming a $23.7 million secured, non-recourse loan, which is subject to a fixed interest rate of 5.257%. The loan matures in July 2016.

In conjunction with the Company's acquisition of the Hotel Modera, the Company has selected OLS as manager for the hotel.

“OLS has an extensive amount of industry experience, particularly with high-quality boutique hotels, and we believe their approach to managing the property will maximize its long term value while also taking advantage of the strength of the Portland market,” continued Mr. Bortz. “We're delighted to be developing a strategic relationship with OLS and we look forward to working with them at the Hotel Modera.”

“We are excited to be renewing a long and prior relationship with the senior executives of Pebblebrook Hotel Trust and to bring our extensive experience with boutique hotels to the Hotel Modera,” said OLS's Chief Executive Officer, John Fitts. “The Hotel Modera offers strong growth potential and we are enthusiastic about unlocking additional value in the hotel.”

The Company expects to incur approximately $0.4 million of costs related to the acquisition of the hotel and $0.4 million of costs related to the transition of a new management team that will be expensed as incurred.

The acquisition of the Hotel Modera brings the total number of properties in the Company's portfolio to 28, comprising $2.2 billion of invested capital. This acquisition marks the Company's third investment in the Portland area, including the 117-room Hotel Vintage Plaza in downtown Portland, Oregon and the 254-room Skamania Lodge in Stevenson, Washington.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 28 hotels, including 22 wholly owned hotels with a total of 5,191 guest rooms and a 49% joint venture interest in six hotels with a total of 1,733 guest rooms. The Company owns, or has an ownership interest in hotels located in ten states and the District of Columbia, including: Los Angeles, California (Hollywood, Santa Monica, West Hollywood and Westwood); San Diego, California; San Francisco, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC. For more information, please visit us at www.pebblebrookhotels.com and on Twitter at @PebblebrookPEB.

About OLS Hotels & Resorts

OLS Hotels & Resorts (OLS) is a limited partnership based in Encino, California, formed in 1988 by John Fitts, its President/CEO, a veteran hotelier with over four decades of lodging experience. OLS currently owns and/or operates 14 hotels with approximately 1,900 rooms throughout the United States with a concentration in upscale, boutique hotels providing creative management and sales support to ensure they are successfully operated. In addition, OLS currently operates or has operated a full range of hotel products, including Marriott, Sheraton, Hilton, Residence Inn, Holiday Inn, Radisson, and many limited-service products as well. For further information, please visit www.olshotels.com.

This press release contains certain “forward-looking statements” relating to, among other things, potential property acquisitions, hotel EBITDA, hotel net operating income after capital reserves, acquisitions costs and projected demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves; projections of acquisition costs; descriptions of the Company's plans or objectives for future operations, acquisitions or services; forecasts of future economic performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company's filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information about the Company's business and financial results, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company's website at www.pebblebrookhotels.com and at www.sec.gov.
All information in this release is as of August 28, 2013. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company's expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.

Contact:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

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Pebblebrook Hotel Trust
Hotel Modera
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High

Hotel net income	$2.6	to	$3.1

Adjustment:
Depreciation and amortization (1)	1.2		1.2

Hotel EBITDA	$3.8		$4.3

Adjustment:
Capital reserve	(0.4)		(0.4)

Hotel Net Operating Income	$3.4		$3.9

(1)  Depreciation and amortization have been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of depreciation and amortization and the resulting change may be material.

           This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Operating Data - Entire Portfolio
($ in millions, except ADR, and RevPAR)
(Unaudited)

Historical Operating Data:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2012	2012	2012	2013	2012

Pro forma Occupancy	75%	85%	87%	79%	82%
Pro forma ADR	$194	$216	$217	$220	$212
Pro forma RevPAR	$146	$183	$189	$174	$173

Pro forma Hotel Revenues	$119.8	$145.6	$148.0	$142.4	$555.8
Pro forma Hotel EBITDA	$23.7	$44.1	$46.4	$39.6	$153.7

	First Quarter	Second Quarter
	2013	2013
Pro forma Occupancy	79%	86%
Pro forma ADR	$200	$225
Pro forma RevPAR	$158	$194

Pro forma Hotel Revenues	$127.5	$153.8
Pro forma Hotel EBITDA	$27.1	$48.0

These historical hotel operating results include information for all of the hotels the Company owned as of August 28, 2013, except for the operating results of Hotel Zetta (formerly Hotel Milano) for the first quarter of 2012. The hotel operating results for the Manhattan Collection only includes 49% of the results for the 6 properties to reflect the Company's 49% ownership interest in the hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expenses, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.